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                                                                     Exhibit 3.1


                                      THIRD

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ANKER COAL GROUP, INC.

         Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies to the Secretary of State of the State of Delaware as follows:

         FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28, 1996;

         SECOND: That an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 8, 1996;

         THIRD: That a Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of the State of Delaware on April 12, 2001;

         FOURTH: That the Board of Directors has duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the written consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

         RESOLVED, that pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of Anker Coal Group, Inc. be amended and restated in its entirety as follows:

         1. The name of the Corporation is Anker Coal Group, Inc.

         2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of all classes of capital stock which the Corporation is authorized to issue shall be 2,236,000 shares, which shall be divided into the following classes: a) 2,000,000 shares of common stock having a par value of $0.01 per share, b) 25,000 shares of Class A Preferred Stock having a par value of $2,500 per share, c) 10,000 shares of Class B Preferred Stock having a par value of $1,000 per share, d) 1,000 shares of Class D Preferred

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Stock having a par value of $7,000 per share and e) 200,000 shares of Class E
Preferred Stock having a par value of $1,000 per share.

         5. As of 9:00 a.m., eastern time, on April 12, 2001 (the "Effective Time"), each share of common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time ("Old Common Stock"), shall automatically and without any action on the part of the holder thereof, be reclassified and changed, pursuant to a reverse stock split, into .001 shares of outstanding common stock of the Corporation, par value $0.01 per share ("New Common Stock"). Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of shares of New Common Stock into and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole or fractional number of shares. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. Certificates representing fractional share interests in New Common Stock may be issued, and such fractional share interests will entitle the holder thereof to vote, and to any and all rights of a stockholder of the Corporation. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Second Amended and Restated Certificate of Incorporation to the "Common Stock" shall, after the Effective Time, refer to the New Common Stock.

         6. The Corporation is to have perpetual existence.

         7. The Corporation shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by him in connection with such action, suit or proceeding and shall advance expenses incurred by an officer or director in defending such civil or criminal action, suit or proceeding to the full extent





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authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by Section 145 of the Delaware General Corporation Law.

         8. A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. Any repeal or modification of this Article 8 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         9. To the fullest extent permitted by Section 122 of the Delaware General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to (i) any person that is now or hereafter the actual or beneficial owner of any Class E Convertible Preferred Stock of the Corporation (or any Common Stock into which such Class E Preferred Stock is converted), (ii) any person that is now or hereinafter the actual or beneficial holder of the 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK due April 1, 2000) issued by the Corporation or any securities of the Corporation into which such notes are hereinafter converted, (iii) any director of the Corporation which is an employee or designee of any persons described in the preceding clauses (i) and (ii) or their affiliates (persons specified in clauses (i) through (iii) are referred to herein as the "Specified Directors and Securities Holders"). Specifically and without limiting the generality of the foregoing, the Corporation renounces any rights the Corporation might have in any business venture or business opportunity of any such Specified Directors and Securities Holders or any of their respective affiliates, and none of the Specified Directors and Securities Holders or any of their respective affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation, or otherwise account to the Corporation in respect of any such business ventures or opportunities, and it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any such Specified Directors or Securities Holder to permit itself or one of its affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. Notwithstanding the foregoing, the Corporation does not renounce any interest or expectancy in a business opportunity that is presented to a director of the Corporation solely in, and as a direct result of, his or her capacity as a director of the Corporation, unless such opportunity is separately presented to any Specified Director or Securities Holders (including a separate presentation to a Specified Securities Holder through a Specified Director in his or her capacity as an employee of that Specified Securities Holder), in which case such Specified Director or Securities Holder shall be free to pursue such business opportunity.



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         10. The principal place of business of the Corporation may be located within or outside the State of Delaware. Meetings of the stockholders may be held within or outside the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any applicable provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

         11. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders, it is further provided that (a) the board of directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal by-laws subject to the power of the stockholders to amend or repeal by-laws made by the board of directors and (b) elections of directors of the Corporation need not be by written ballot.






                    [SIGNATURE APPEARS ON THE FOLLOWING PAGE]



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         IN WITNESS WHEREOF, Anker Coal Group, Inc. has caused this Third
Amended and Restated Certificate of Incorporation to be signed by its President, Bruce Sparks, this 28th day of June, 2001.

                                                /s/ Bruce Sparks
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                                                Bruce Sparks
                                                President